Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181772) of Cass Information Systems, Inc., of our report dated June 29, 2023, with respect to the statement of net assets available for benefits of The Cass Information Systems, Inc. 401(k) Plan as of December 31, 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which appears in the December 31, 2022 annual report on Form 11-K of The Cass Information Systems, Inc. 401(k) Plan.

Brentwood, Tennessee

June 29, 2023